Consent of Independent Registered Public Accounting Firm

The Board of Directors

Kansas City Life Insurance Company:

We consent to the use of our reports dated February 26, 2010 with respect to the consolidated balance sheets of Kansas City Life Insurance Company (the Company) and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2009 and the effectiveness of internal control over financial reporting as of December 31, 2009; and to the use of our report dated April 20, 2010 with respect to the statement of net assets of Kansas City Life Variable Life Separate Account (comprising individual subaccounts as listed in note 1 to the financial statements) as of December 31, 2009, and the related statement of operations for the period or year then ended; the statement of changes in net assets for each of the periods or years in the two-year period then ended; and financial highlights for each of the periods or years in the five-year period then ended, which reports appear in the Statement of Additional Information accompanying the Prospectus of Century II Alliance Variable Universal Life, included in the Post-Effective Amendment No. 11 to the Registration Statement under the Securities Exchange Act of 1933 (File No. 333-4900) on Form N-6 and to the reference to our firm under the heading Experts, also in the Statement of Additional Information.

As discussed in note 1 to the consolidated financial statements, the Company changed its method of accounting for other-than-temporary impairments of debt securities due to the adoption of new accounting requirements issued by the Financial Accounting Standards Board (FASB), effective January 1, 2009, the Company changed its method of recognizing and measuring the tax effects related to uncertain tax positions due to the adoption of new accounting requirements issued by the FASB, effective January 1, 2007, and the Company changed its method of accounting for deferred acquisition costs on internal replacements of insurance contracts due to adoption of new accounting requirements issued by the American Institute of Certified Public Accountants, effective January 1, 2007.

/s/ KPMG LLP

Kansas City, Missouri

April 26, 2010